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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K
                                -----------------


              CURRENT REPORT PURSUANT TO SECTION13 OF 15(d) OF THE
                             SECURITIES ACT OF 1934

                          COMMISSION FILE NO.: 0-33513

                         Date of Report: March 19, 2007


                             TDS (Telemedicine) Inc.
--------------------------------------------------------------------------------
              Exact name of registrant as specified in its charter)


Delaware                                                           11-3579554
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(State of other jurisdiction                                      (IRS Employer
incorporation or organization)                               Identification No.)

One Penn Plaza, Suite 1612,  New York, New York                       101191
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


                                 (212) 994-5374
--------------------------------------------------------------------------------
               (Registrant's telephone number including area code)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
--------------------------------------------------------------------------------

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01         COMPLETION OF ACQUISITION OF ASSETS
ITEM 3.02         UNREGISTERED SALE OF EQUITY SECURITIES
ITEM 5.01         CHANGES IN CONTROL OF REGISTRANT
ITEM 5.02         APPOINTMENT OF PRINCIPAL OFFICERS
ITEM 5.06         CHANGE IN SHELL COMPANY STATUS


On January 1, 2007, GS CleanTech transferred it's ownership of Enviro-Safe Corporation and EnviroSafe Corporation (NE) (f/k/a/ Jones Environmental Services
(NE) Inc.) to GS EnviroServices Inc., a newly formed wholly owned subsidiary of GS CleanTech.

On March 19, 2007, TDS Telemedicine (the "Company") acquired GS EnviroServices, Inc. including 100% of the outstanding capital stock of Enviro-Safe Corporation and 100% of the issued and outstanding capital stock of Enviro-Safe Corporation
(NE) (f/k/a Jones Environmental Services (NE), Inc.) (collectively, "Enviro-Safe"). The Company acquired the shares of Enviro-Safe from GS CleanTech Corporation. In consideration for the shares, the Company issued to the GS CleanTech a total of nineteen million shares of Company common stock. After closing this acquisition, GS CleanTech subsequently assigned five million shares of Company common stock to James F. Green, the chief executive officer of Enviro-Safe and the new president and chief executive officer of the Company, in consideration of his surrender of certain equity interests in GS CleanTech.

Subsequent to the acquisition of Enviro-Safe, Kevin Kreisler, as sole director of the Company, resigned from his position as chief executive officer of the Company and elected James F. Green to serve as the Company's new president and chief executive officer upon the closing of the stock purchase. Mr. Green was also appointed to the Company's board of directors after the closing of the Company's acquisition of Enviro-Safe. Mr. Kreisler will remain chairman of the Company's board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Upon the closing of the acquisition of Enviro-Safe by the Company, there were 23,000,000 shares of Company common stock issued and outstanding. The following table sets forth the number of Company shares beneficially owned by each person who, as of the closing, owned beneficially more than 5% of the Company's voting stock, as well as the ownership of such shares by each director of Company, by the chief executive officer of the Company, and by all of the officers and directors as a group.

  Name and address of beneficial owner       Amount of beneficial            Percent of class        Aggregate
                                             ownership of common                                     percent of
                                                    stock                                           voting power
------------------------------------------ ------------------------- ----- ---------------------- -----------------
Greenshift Corporation                            17,000,000         (1)          73.91%               73.91%
One Penn Plaza, Suite 1612
New York, NY 10119

GS CleanTech Corporation                          14,000,000                      55.06%               55.06%
One Penn Plaza, Suite 1612
New York, NY 10119

Kevin Kreisler                                    17,000,000         (1)          73.91%               73.91%
One Penn Plaza, Suite 1612
New York, NY 10119

James F. Green                                    5,000,000                       19.67%               19.67%
10 North Glen Drive
Mashpee, MA 02649

Officers and Directors as a Group                 22,000,000                      95.65%               95.64%
(2 Persons)

(1) Includes 14,000,000 shares owned by GS CleanTech Corporation, which is a subsidiary of GreenShift Corporation.

(2) Represents shares owned by GreenShift Corporation, of which Mr. Kreisler is Chief Executive Officer and majority shareholder.


ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements:

Audited combined Financial Statements of Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services (NE), Inc.) for the years ended December 31, 2006 and 2005.

TDS Telemedicine Pro Forma Combined Financial Statements

Exhibits:

10.10 Share Purchase and Sale Agreement by and among TDS (Telemedicine) and GS CleanTech Corporation

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:    March 19, 2007                      TDS (TELEMEDICINE), INC.

                                              By:  /s/ James F. Green
                                                   --------------------------
                                                       James F. Green
                                                       Chief Executive Officer

                           Forward Looking Statements

In addition to historical information, this Report contains forward-looking statements, which are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Description of Business - Business Risk Factors". Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents TDS Telemedicine, Inc.'s files from time to time with the Securities and Exchange Commission (the "SEC"), including the Quarterly Reports on Form 10QSB to be filed by us in the fiscal year 2006.

                                     PART I

ITEM 1.        DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

GS EnviroServices, Inc. and its subsidiaries (Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services (NE), Inc.), hereinafter referred to collectively as Enviro-Safe or the "Company", are environmental management companies providing a variety of services to a broad client base in both the private and public sectors. We conduct business throughout the northeastern region of the United States and our services include:

o Environmental Services - we provide transportation, distribution, recycling and disposal services specific to the materials and processes of our clients, for a wide range of industrial wastes.

o Field Services - we provide remedial, industrial cleaning and other related services for our clients at their sites and facilities.

As of December 31, 2006 we operated out of four service centers: our Resource Conservation and Recovery Act (RCRA) Part B permitted TSDF in Lowell, Massachusetts; our field service operations in Sandwich and Milford, Massachusetts; and our technical services center in Plainville, Connecticut.

COMPANY BACKGROUND

The Company is a full service environmental company, operating throughout the New England, Northeast and Mid-Atlantic states. As of December 31, 2006 we operated out of four service centers: our RCRA Part B permitted TSDF in Lowell, Massachusetts; our field service operations in Sandwich and Milford, Massachusetts; and our technical services center in Plainville, Connecticut.

OVERVIEW

The Company is an environmental management company providing a variety of services to a broad client base in both the private and public sectors. Our services include collection and transportation of industrial wastes and site remediation. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient management of wastes. The environmental service industry continues to be a challenging and dynamic business segment. As a result, companies must adapt to changing market conditions and opportunities. All of these conditions have resulted in the company's need to take innovative measures as a condition of achieving success. The management team of Enviro-Safe believes that in order for the company to be successful, it must clearly differentiate itself from its tired competitors who are passionately committed to mediocrity. We do so, and continue to intend to do so, through the strength of our team, the quality of our services, our commitment to best practices, and offering our customers superior technical solutions for the management, recycling and reuse of their wastes.

BUSINESS STRATEGY

Our business strategy is to expand our geographic base and to add new services in the area of technology implementation utilizing unique technologies developed by our affiliated GreenShift Companies.

As the environmental services industry continues to evolve, our philosophy of safe, compliant, and cost effective services will continue to expand the Company through organic growth and acquisition. As we continue to add field services capabilities in our current geographic area, we will continue to develop closer relationships with our broad client base and continue to offer additional services to our existing clients. We anticipate additional growth via acquisition outside our existing geography.

We anticipate a coordinated effort with other GreenShift Companies with respect to bringing unique technologies to market to differentiate ourselves as environmental service providers. Our goal is to provide Environmental Management Services across full ranges of needs of our clients with particular emphasis on energy and water resources in addition to our base services of transportation, disposal, consulting and remediation services.

MARKET OVERVIEW

For many years, most chemical wastes generated in the United States by industrial processes have been handled on-site at the generators' facilities. Over the past 30 years, increased public awareness of the harmful effects of unregulated disposal of hazardous wastes on the environment and health has led to federal, state and local regulation of waste management activities. The statutes regulating the management of chemical wastes include the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980. These statutes are primarily administered by the United States Environmental Protection Agency and often delegated to states.

Environmental laws and regulations impose stringent standards for the management of hazardous wastes and provide penalties for violators. In addition, based on these laws and regulations, generators and others are subject to continuing liability for past disposal and environmental degradation. As a result of (1) the increased liability exposure associated with chemical waste management activities, (2) a corresponding decrease in the availability of insurance and significant cost increases in administering compliance, and (3) the need for facility capital improvements, many generators of hazardous wastes have found it uneconomical to maintain their own treatment and disposal facilities or to develop and maintain the technical expertise necessary to assure regulatory compliance. Accordingly, many generators have sought to have their hazardous wastes managed by firms that possess or have access to the appropriate treatment and disposal facilities, as well as the expertise and financial resources necessary to attain and maintain compliance with applicable environmental regulatory requirements.

At the same time, governmental regulation has resulted in a reduction of the number of facilities available for hazardous waste treatment, storage or disposal, as many facilities have been unable to meet the strict standards imposed by the environmental laws and regulations. It is in this market that the Company is growing, offering efficient environmental services and effective recycling as an alternative to disposal of hazardous wastes.

ENVIRONMENTAL LAWS

The Company is by its very nature and purpose an environmental company. As such, it benefits from environmental laws and regulations under which its customers produce wastes, and is itself subject to many environmental requirements from local, state and federal agencies.

The Company must obtain and maintain federal, state, and local approvals and permits for each of its facilities and transportation activities. Permits are required for air emissions, water discharges, storm water management, solid and hazardous waste management, spill prevention and control, and transport of wastes. These permits and approvals are complex and can be difficult to obtain, and are therefore considered to be assets. These licenses and permits, without which the Company could not operate, are subject to periodic renewal. the Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements. At this time, the Company is in substantial compliance with all requirements. Other than the unsettled cases described below, for which a reserve has been established, no known, material compliance issues exist.

The Company has no known requirements for capital expenditures to remain in compliance at any of its facilities.

Operating expenses to meet regulatory requirements, including all environmental permits, are an integral part of operating costs and are not segregated.

Costs  for  compliance  with   environmental  laws  include  safety  and  health
protection measures, controls limiting air emissions and effluent discharges, emergency response capabilities, storm water management, recordkeeping and training.

OTHER CONTINGENCIES

Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $25,000. Environmental liability insurance is carried with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate with a $5,000,000 umbrella policy.

COMPETITION

The hazardous waste industry is best characterized today as being fragmented with a limited number of companies having a national presence. Service quality and type differs from region to region and thus pricing is subject to regional variance. While our principal competition takes the form of disposal in landfill or incineration in general, we compete for market share with a number of regional companies.

CUSTOMERS

We provide the services of recycling and managing private and public sector hazardous and other industrial wastes. This takes the form of collection of wastes from the point of generation and shipment to appropriate third-party destinations (disposal and recycling facilities). We currently have more than five hundred active customers that generate many thousands of different industrial wastes. Our customers range from small companies that generate only a container a month to large industrial operations that generate hazardous wastes in bulk quantities on a weekly basis. Wastes of almost all classifications pass through our Lowell, Massachusetts TSDF.

EMPLOYEES

The Company currently has 52 full-time employees as of December 31, 2006. In addition to its executive officers, the Company employs sales personnel, staff engineers, process managers, maintenance managers, administrative personnel and general facility technicians. There is no union representation for any of our employees.

BUSINESS RISK FACTORS

There are many important factors that have affected, and in the future could affect, the Company's business, including, but not limited to the factors discussed below, which should be reviewed carefully together with other information contained in this report. Some of the factors are beyond our control and future trends are difficult to predict.

Our industrial waste management services subject us to potential environmental liability.

Our business of rendering services in connection with management of waste, including certain types of hazardous waste, subjects us to risks of liability for damages. Such liability could involve, without limitation, claims for clean-up costs, personal injury or damage to the environment in cases in which we are held responsible for the release of hazardous materials; and claims of employees, customers, or third parties for personal injury or property damage occurring in the course of our operations.

We could also be deemed a responsible party for the cost of cleaning any property which may be contaminated by hazardous substances generated by us and disposed at such property or transported by us to a site selected by us, including properties we own or lease.

If we cannot maintain our government permits or cannot obtain any required permits, we may not be able to continue or expand our operations.

Our business is subject to extensive, evolving, and increasingly stringent federal, state, and local environmental laws and regulations. Such federal, state, and local environmental laws and regulations govern our activities regarding the treatment, storage, recycling, disposal, and transportation of hazardous and non-hazardous waste. We must obtain and maintain permits, licenses and/or approvals to conduct these activities in compliance with such laws and regulations. Failure to obtain and maintain the required permits, licenses and/or approvals would result in an inability to operate certain of our assets and significantly impair our financial condition. If we are unable to maintain our currently held permits, licenses, and/or approvals or obtain any additional permits, licenses and/or approvals which may be required as we expand our operations, we may not be able to continue certain of our operations.

Changes in environmental regulations and enforcement policies could subject us to additional liability which could impair our ability to continue certain operations due to the regulated nature of our operations.

Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

As our operations expand, we may be subject to increased litigation which could significantly impair our ability to operate and our future financial results by causing the Company to expend significant amounts of time, effort, money and focus matters not directly related to our operations and expansion.

Our operations are regulated by numerous laws regarding procedures for waste treatment, storage, recycling, transportation and disposal activities, all of which may provide the basis for litigation against us. In recent years, the waste treatment industry has experienced a significant increase in so-called "toxic-tort" litigation as those injured by contamination seek to recover for personal injuries or property damage. We believe that as our operations and activities expand, there will be a similar increase in the potential for litigation alleging that we are responsible for contamination or pollution caused by our normal operations, negligence or other misconduct, or for accidents which occur in the course of our business activities. Such litigation, if significant and not adequately insured against, could impair our ability to fund our operations. Protracted litigation would likely cause us to spend significant amounts of our time, effort and money. This could prevent our management from focusing on our operations and expansion.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons who may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other companies in the industry of our size. If we are unable to obtain adequate or required insurance coverage in the future or, if our insurance is not available at affordable rates, we would violate our permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations would render us unable to continue certain of our operations. These events would result in an inability to operate certain of our assets and significantly impair our financial condition.

Our operations will suffer if we are unable to manage our rapid growth.

We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could result in lost sales opportunities, lost business, difficulties operating our assets and could therefore significantly impair our financial condition.

We may have difficulty integrating our recent acquisitions into our existing operations.

Acquisitions will involve the integration of companies that have previously operated independently from us, with focuses on different geographical areas. We may not be able to fully integrate the operations of these companies without encountering difficulties or experiencing the loss of key employees or customers of such companies. In addition, we may not realize the benefits expected from such integration.

Key personnel are critical to our business and our future success depends on our ability to retain them.

Our success depends on the contributions of our key management, environmental and engineering personnel. The loss of these officers could result in lost sales opportunities, lost business, difficulties operating our assets, difficulties raising additional funds and could therefore significantly impair our financial condition. Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental technicians, sales personnel and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services. We may not be successful in our efforts to attract and retain qualified personnel as their availability is limited due to the demand of hazardous waste management services and the highly competitive nature of the hazardous waste management industry. We do not maintain key person insurance on any of our employees, officers or directors.

If environmental regulation or enforcement is relaxed, the demand for our services will decrease.

The demand for our services is substantially dependent upon the public's concern with, the continuation and proliferation of, the laws and regulations governing the treatment, storage, recycling, and disposal of hazardous and non-hazardous waste. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the treatment, storage, recycling, and disposal of hazardous waste would significantly reduce the demand for our services which could result in lost sales opportunities and lost business, which could in turn significantly impair our ability to operate as well as our financial condition. We are not aware of any current federal or state government or agency efforts in which a moratorium or limitation has been, or will be, placed upon the creation of new hazardous waste regulations that would have an adverse effect on us.

Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

Our common stock trades on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the NASDAQ National Market or the NASDAQ Small-Cap Market. Because our common stock does not trade on a stock exchange or on the NASDAQ National Market or the NASDAQ Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock affects the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

ITEM 2.  DESCRIPTION OF PROPERTIES

FACILITIES

The Company's corporate headquarters is located in New York, New York, in offices provided free-of-charge by GreenShift Corporation, a shareholder of The Company. There is no lease associated with this location. The Company leases properties in Sandwich and Milford, Massachusetts which house our field services operations and administrative offices. The lease in Sandwich, Massachusetts terminates in July of 2009 with a five option for renewal. The monthly lease payment for the Sandwich location $1,575 per month. The lease in Milford, Massachusetts is month to month basis. The monthly lease payment for the Milford location is $2600 per month. Additionally, we lease office space in Plainville, Connecticut, which houses our technical services group. The Plainville, Connecticut lease terminates November 2007 with one year option for renewal. The monthly lease payment for the Plainville location is $2,726 per month. We own property in Lowell, Massachusetts, the location of our RCRA permitted Treatment, Storage and Disposal Facility (TSDF).

ITEM 3.  LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                     PART 2

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER
          MATTERS

TDS Telemedicine's ("TDS") common stock traded on the OTC Bulletin Board ("OTCBB") under the trading symbol "SRFG" from the date TDS' Form 211 was accepted by NASD on September 26, 2002 to TDS' change of name and trading symbol on February 13, 2003. After that date, the Company's trading symbol has been "TDST".

The following table sets forth the high and low closing bid quotations for the TDS' common stock during the two fiscal years ended December 31, 2006. The following table sets forth, for the periods indicated, the high and low bid prices for TDS' common stock. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions. All quotations have been adjusted as if the 1-for-100 reverse stock split implemented in August 2006 had occurred prior to January 1, 2005.

Period                            High               Low
 -------------------------------------------------------------------------------

 2006 Fourth  Quarter            $0.75               $0.05

 2006 Third Quarter              $0.70               $0.10

 2006 Second Quarter             $0.79               $0.22

 2006 First Quarter              $1.00               $0.25

 2005 Fourth Quarter             $2.00               $0.80

 2005 Third Quarter              $2.50               $1.30

 2005 Second Quarter             $3.00               $0.50

 2005 First Quarter              $3.00               $1.00

 Title of Class                        Approximate Number of Holders of Record

 Common Stock, 0.001 par value                      47

 -------------------------------------------------------------------------------


As of March 19, 2007 there were 23,000,000 shares of TDS' common stock issued and outstanding held by approximately forty seven registered holders of record. This number may exclude individual shareholders holding stock under nominee security position listings.

The trading volume of our securities fluctuates and may be limited during certain periods. As a result, the pricing and liquidity of an investment in the TDS Telemedicine's securities may be adversely affected. Because of our stock price, our Common Stock is subject to the SEC's penny stock rules which adversely affect the ability of persons to purchase or sell our Common Stock.

DIVIDEND POLICY

TDS Telemedicine has not paid any dividends on its Common Stock and does not expect to pay any such dividends in the foreseeable future. There are no restrictions that limit the TDS' ability to pay dividends on its Common Stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

TDS has no equity compensation plans in place but continues to evaluate their utility for attracting and retaining qualified employees.

RECENT SALES OF UNREGISTERED SECURITIES

In February of 2005, TDS issued all of its remaining authorized common shares to create a total of 100,000,000 common shares outstanding. The 29,292,704 shares were issued for the assumption of TDS' existing trade payables of $150,000. These liabilities were being carried on the company accounts for a total of $222,282. The assumption of these debts for stock valued at $150,000 resulted in a gain of $72,282, which was reported as a reduction in selling, general and administrative expenses for the quarter ended March 31, 2005.

On August 8, 2006 the Board of Directors of the TDS unanimously adopted a resolution to amend the Certificate of Incorporation to affect a reverse split of the TDS Telemedicine's outstanding common stock at a ratio of 1:100 (the "Reverse Split"). At a subsequent meeting of the shareholders, the Reverse Split was approved by the holders of shares representing a majority of the voting power of the TDS. TDS filed the Amendment to its Certificate of Incorporation with the Secretary of State of Delaware on September 28, 2006 and the Reverse Split was effective as of that date. As of September 30, 2006, there were 1,000,000 shares of our common stock outstanding. All per share amounts have been adjusted to reflect the impact of the Reverse Split.

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS (continued)

On March 19, 2007, TDS acquired the outstanding capital stock of Enviro-Safe Corporation and 100% of the issued and outstanding capital stock of Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services (NE), Inc.) (collectively, "Enviro-Safe"). TDS acquired the shares of Enviro-Safe from GS CleanTech Corporation. In consideration for the shares, TDS issued to the GS CleanTech a total of nineteen million shares of TDS common stock. After closing this acquisition, GS CleanTech subsequently assigned five million shares of TDS common stock to James F. Green, the chief executive officer of Enviro-Safe and the new president and chief executive officer of TDS, in consideration of his surrender of certain equity interests in GS CleanTech.

Subsequent to the acquisition of Enviro-Safe, Kevin Kreisler, as sole director of TDS, resigned from his position as chief executive officer of TDS and elected James F. Green to serve as TDS' new president and chief executive officer upon the closing of the Enviro-Safe acquisition. Mr. Green was also appointed to TDS' board of directors after the closing of TDS' acquisition of Enviro-Safe. Mr. Kreisler will remain chairman of TDS' board of directors.

REPURCHASE OF EQUITY SECURITES

TDS did not repurchase any of its equity  securities that were registered  under
Section 12 of the Securities Act during the 4th quarter of 2006.

ITEM 6.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to historical information, this Annual Report contains forward-looking statements, which are generally identifiable by use of the words believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Description of Business - Business Risk Factors". Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents TDS Telemedicine Inc.'s files from time to time with the Securities and Exchange Commission (the "SEC"), including the Quarterly Reports on Form 10QSB to be filed by us in the fiscal year 2006.

OVERVIEW

The Company is an environmental management company providing a variety of services to a broad client base in both the private and public sectors. Our services include collection and transportation of industrial wastes and site remediation. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient management of wastes. The environmental service industry continues to be a challenging and dynamic business segment. As a result, companies must adapt to changing market conditions and opportunities. All of these conditions have resulted in the company's need to take innovative measures as a condition of achieving success. Our management team believes that in order for the company to be successful, it must clearly differentiate itself from its tired competitors who are passionately committed to mediocrity. We do so, and continue to intend to do so, through the strength of our team, the quality of our services, our commitment to best practices, and offering our customers superior technical solutions for the management, recycling and reuse of their wastes. We believe that the benefits of our strategy can be seen in our current operating results.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses. The following are the areas that we believe require the greatest amount of estimates in the preparation of our financial statements: impairment testing, allowances for doubtful accounts and accruals for legal matters. Prior to the filing of this Annual Report on Form 10KSB, the Audit Committee of our Board of Directors reviewed these critical accounting policies and estimates and discussed them with our management.

On an annual basis the Company retains the services of an independent contractor, to value its intangible assets including the value of Goodwill. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value

We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectibility of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided.

As described more fully in Item 3, Legal Proceedings, above, we are subject to legal proceedings. Accruals are established for legal matters when, in our opinion, it is probable that a liability exists and the liability can be reasonably estimated. Estimates of the costs associated with dispute settlement are adjusted as facts emerge. Actual expenses incurred in future periods can differ materially from accruals established.

ITEM 6.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS (continued)

YEAR ENDED DECEMBER 31, 2006 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

REVENUES

Total revenues were $13.9 million for the year ended December 31, 2006, corresponding to a decrease of $0.1 million, or 0.7%, under 2005 revenues of $14.0 million. Revenues in 2005 include a major soil transportation and disposal project with our TSDF facility of $1.6. Net of this major soil transportation project, revenues for the period ended December 31, 2006 increased $1.4 million over the year ended December 31, 2005. This net increase is due to an increase in base business in 2006 and our management team's efforts to execute it's plan for success.

COST OF REVENUES

Cost of revenues for the year ended December 31, 2006 were $10.3 million or 73.8% of revenue, as compared to $10.5 million, or 74.9% of revenue in 2005. The change in cost of revenues is primarily attributable to the major soil transportation and disposal project noted above. This project was done at margins considerably lower than our base business. Cost of revenue without this project was 73.0% in 2005.

SELLING, GENERAL AND ADIMISTRATIVE EXPENSES

Selling, general and administrative expenses for the year ended December 31, 2006 were $3.2 million or 22.7% of revenue, as compared to $3.3 million, or 23.1% of revenue in 2005. The decrease in selling, general and administrative expenses is due largely to our continuing efforts to streamline our corporate and administrative overhead while increasing our investment in our sales team with new a training program and incentives.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization expenses for the year ended December 31, 2006 were $0.2 million, or 1.5% of revenue, as compared to $0.4 million, or 1.3% of revenue in 2005.

INTEREST EXPENSE

Interest expense for the year ended December 31, 2006 was $0.04 million, or 0.3% of revenue, as compared to $0.03 million, or 0.2% of revenue in 2005. Increase in interest is attributable to the financing of the Company's capital expenditures.

NET INCOME

Our total net income from operations the year ended December 31, 2006, was $425,008 or 3.1% of revenue, as compared to income of $297,504, or 2.1 % of revenue in 2005. The increase as a percentage of sales is due to the major soil transportation and disposal project in 2005 (see COST OF REVENUES above).

LIQUIDITY AND CAPITAL RESOURCES

The Company's operating activities provided $418,501 of cash in 2006 as compared to $497,861 cash provided in 2005. The Company's capital requirements consist of general working capital needs, scheduled principal and interest payments on debt and planned capital expenditures. The Company's capital resources consist primarily of cash generated from operations. At December 31, 2006 the Company had cash of $265,307. This cash represents a decrease of $0.1 million from the cash available as of December 31, 2005.

CASH FLOWS FOR 2006

Operating activities in 2006 provided approximately $418,501 in cash flows. Non-cash expenses recorded for the year ended December 31, 2006 totaled $193,399 and consisted primarily of($10,935) in allowance for bad debt, ($17,538) in deferred taxes, $191,184 in depreciation and amortization, and about $30,688 in equipment disposal costs.

Accounts receivable at December 31, 2006, net of allowance for doubtful accounts, totaled $2.2 million, as compared to the December 31, 2005 balance of $2.2 million. Accounts payable at December 31, 2006 totaled $1.6 million, a decrease of $0.2 million from the December 31, 2005 balance of $1.8 million. Accrued expenses at December 31, 2006 totaled $0.5 million, as compared to the December 31, 2005 balance of $0.5 million.

The Company had a negative working capital position of ($345,119) as of December 31, 2006 as compared to a working capital position of $97,500 as of December 31, 2005. The Company produced profits of approximately $0.3 million during the year ended December 31, 2006.

ITEM 6.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS (continued)

CASH FLOWS FOR 2007

The following is a summary of the Company's significant contractual cash obligations for the periods indicated that existed as of December 31, 2006. Information regarding these obligations is more fully disclosed in the Notes to the Consolidated Financial Statements (see Notes 8 and 10 to the Notes to the Consolidated Financial Statements).

                                                                   Years Ended December 31,
                                             2006           2007         2008          2009        2010        Total
                                         -----------------------------------------------------------------------------
Long and short term debt and capital
  lease obligations                    $    160,032  $    112,181  $    89,099  $    59,643   $    5,060    $  426,015
Operating leases                             34,500        18,900        7,875           --           --        61,275
                                       ------------  ------------  -----------  -----------   ------------ -----------
Total contractual cash obligations     $    194,532  $    131,081  $    96,974  $    59,643   $    5,060    $  487,290

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this statement.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The revised SFAS No. 123 may have a material effect on the Company's results of operations but not on the Company's financial position.


CODE OF ETHICS

The Company does not have a written code of ethics applicable to its executive officers.

--------------------------------------------------------------------------------


             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Enviro-Safe Corporation and
Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services (NE), Inc.)

We have audited the accompanying combined balance sheet of Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services
(NE), Inc.) as of December 31, 2006, and the related combined statements of income and retained earnings and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services
(NE) Inc. as of December 31, 2006 and the results of their combined operations and cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States.

/s/ Rosenberg Rich Baker Berman & Company
    --------------------------------------
    Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
March 19, 2007


--------------------------------------------------------------------------------


                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                             COMBINED BALANCE SHEET

                                DECEMBER 31, 2006
ASSETS:
Current assets:
   Cash .........................................................     $  265,307
   Accounts receivable, net .....................................      2,170,350
Deferred taxes ..................................................         54,145
   Prepaid expenses and other current assets ....................         60,419
                                                                      ----------
       Total current assets .....................................      2,550,221

Property and equipment, net .....................................      1,232,142

Other Assets:
   Deposits .....................................................        104,297
   Permits, net .................................................        178.316
   Goodwill, net ................................................      4,010,303
                                                                      ----------
       Total other assets .......................................      4.292,916
                                                                      ----------

TOTAL ASSETS ....................................................     $8,075,279
                                                                      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings - other ................................         10,514
   Loan due to affiliate ........................................        585,156
   Accounts payable .............................................      1,595,524
   Accrued expenses .............................................        544,114
   Current maturities of long-term debt .........................        160,032
                                                                      ----------
       Total current liabilities ................................      2,895,340

Long-term debt, net of current maturities .......................        265,983
   Deferred taxes ...............................................         36,607
                                                                      ----------
       Total long term liabilities ..............................        302,590

       Total liabilities: .......................................      3,197,930

Stockholders' equity:
   Common stock, no par value, 15,500 shares authorized;
   700 shares issued and outstanding ............................           --
   Additional paid-in capital ...................................      4,010,303
   Retained Earnings ............................................        867,046
                                                                      ----------

   Total stockholders' equity ...................................      4,877,349
                                                                      ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ......................     $8,075,279
                                                                      ==========

              The notes to the Combined Financial Statements are an
                       integral part of these statements.



                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
               COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                     12/31/06         12/31/05
                                                  -----------------------------
Revenues .....................................    $ 13,915,839     $ 13,962,113
Revenues, related party ......................           4,000           58,943
                                                  ------------     ------------
     Total revenues ..........................      13,919,839       14,021,056

Cost of revenues .............................      10,265,915        9,719,436
Cost of revenues, related party ..............            --            788,088
                                                  ------------     ------------
     Total cost of revenue ...................      10,265,915       10,507,524

     Gross profit ............................    $  3,653,924     $  3,513,532

Operating expenses:

   Selling expenses ..........................    $  1,136,593     $  1,015,135
   General and administrative expenses .......       2,021,658        2,220,904
                                                  ------------     ------------
     Total operating expenses ................       3,158,251        3,326,039

Operating income .............................    $    495,673     $    277,493

Other income (expense):
   Miscellaneous income (expense) ............           2,048           22,201
   Gain (loss) on equipment disposal .........         (30,688)          10,435
   Interest expense ..........................         (42,025)         (27,967)
    Gain on extinguishment of debt ...........            --             15,342
                                                  ------------     ------------
     Total other income (expense), net .......         (70,665)          20,011
                                                  ------------     ------------

Earnings before provision for income taxes ...         425,008          297,504
Provision for income taxes ...................         135,993           19,165
                                                  ------------     ------------

Net income ...................................    $    289,015     $    278,339
                                                  ------------     ------------

Retained earnings beginning ..................         578,031          299,692

Retained earnings ending .....................         867,046          578,031

              The notes to the Combined Financial Statements are an
                       integral part of these statements.


                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                        COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                                                             12/31/06       12/31/05
                                                          ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income ............................................   $   289,015    $   278,339
Adjustments to reconcile net loss to
net cash used in operating activities:

   Depreciation and amortization ......................       191,184        154,862
   Change in allowance for doubtful accounts ..........       (10,935)        83,270
   Deferred taxes .....................................       (17,538)          --
   Gain (loss) of sale of fixed assets ................        30,688        (18,530)

Changes in assets and liabilities
     Accounts receivable ..............................        16,967         84,924
 Prepaid
expenses ..............................................       111,966         (8,714)
     Accounts payable .................................      (206,368)      (162,809)
     Accrued expenses .................................        13,320        175,318
     Deposits .........................................           202        (88,799)
                                                          -----------    -----------
       Net cash provided by operating activities ......       418,501        497,861
                                                          -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of NCES ...................................          --         (371,948)
Change in permit ......................................          --          (16,500)
Additions to property, plant and equipment ............        (9,966)       (22,752)
Proceeds from sale of fixed assets ....................        30,361           --
                                                          -----------    -----------

       Net cash provided (used) in investing activities        20,395       (411,200)
                                                          -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Change in restricted cash ..........................        29,254        (29,254)
   Repayment of short-term borrowings .................       (11,897)      (217,792)
Repayment of long-term debt ...........................      (148,875)      (101,891)
 Payment of term financing ............................      (100,000)      (100,000)
   Loan due to affiliate ..............................      (276,199)      (399,923)
                                                          -----------    -----------
       Net cash used by financing activities ..........      (507,717)      (848,860)
                                                          -----------    -----------

Increase (decrease) in cash ...........................       (68,821)      (762,199)

Cash at beginning of year .............................       334,128      1,096,327
                                                          -----------    -----------

Cash at end of year ...................................   $   265,307    $   334,128
                                                          ===========    ===========

                The Notes to Combined Financial Statements are an
                       integral part of these statements

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1         DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

GS EnviroServices, Inc. and its subsidiaries (Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (f/k/a Jones Environmental Services (NE), Inc.), hereinafter referred to collectively as Enviro-Safe or the "Company", are environmental management companies providing a variety of services to a broad client base in both the private and public sectors. We conduct business throughout the northeastern region of the United States and our services include:

o Environmental Services - we provide transportation, distribution, recycling and disposal services specific to the materials and processes of our clients, for a wide range of industrial wastes.

o Field Services - we provide remedial, industrial cleaning and other related services for our clients at their sites and facilities.

As of December 31, 2006 we operated out of four service centers: our Resource Conservation and Recovery Act (RCRA) Part B permitted TSDF in Lowell, Massachusetts; our field service operations in Sandwich and Milford, Massachusetts; and our technical services center in Plainville, Connecticut.

COMPANY BACKGROUND

The Company is a full service environmental company, operating throughout the New England, Northeast and Mid-Atlantic states. As of December 31, 2006 we operated out of four service centers: our RCRA Part B permitted TSDF in Lowell, Massachusetts; our field service operations in Sandwich and Milford, Massachusetts; and our technical services center in Plainville, Connecticut.

BUSINESS STRATEGY

Our business strategy is to expand our geographic base and to add new services in the area of technology implementation utilizing unique technologies developed by our affiliated GreenShift Companies.

As the environmental services industry continues to evolve, our philosophy of safe, compliant, and cost effective services will continue to allow Enviro-Safe Corporation and Enviro-Safe Corporation (NE) to expand via organic growth and acquisition. As we continue to add field services capabilities in our current geographic area, we will continue to develop closer relationships with our broad client base and continue to offer additional services to our existing clients. We anticipate additional growth via acquisition outside our existing geography.

We anticipate a coordinated effort with other GreenShift Companies with respect to bringing unique technologies to market to differentiate ourselves as environmental service providers. Our goal is to provide Environmental Management Services across full ranges of needs of our clients with particular emphasis on energy and water resources in addition to our base services of transportation, disposal, consulting and remediation services.

2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include all accounts of Enviro-Safe Corporation and Enviro-Safe Corporation (NE). All significant inter-company accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is reasonably assured.

The Company provides environmental services that involve transportation and disposal of industrial waste. Revenues for the transportation and disposal of waste using the Company as the transporter that is disposed of at a third party location are recognized when the waste is delivered to the third party for processing and disposal. Revenues for the transportation and disposal of industrial waste using a third party transporter that is disposed of at the third party location are recognized when the waste is delivered to the third party location for processing and disposal. Revenues for the transportation and disposal of industrial waste that is disposed of at the Company's facility is recognized when the Company has received the waste at its facility due to the fact that the customer has no additional recourse and no additional services are provided to the customer after the waste is received.

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company also provides environmental services and process engineering services on fixed priced contracts. These services are generally provided over a short period of less than three months. Revenue from fixed priced contracts is recognized on a pro rata basis over the life of the contract as they are generally performed evenly over the contract period.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the lease or their useful lives. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal, and repair and maintenance expenditures are expensed as incurred. Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements which extend the life or usefulness of the asset, are capitalized. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences.

GOODWILL AND INTANGIBLE ASSETS

The Company accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Intangibles with definite lives consist primarily of permits which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

LONG-LIVED ASSETS

The Company assesses the valuation of components of its property and equipment and other long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

INCOME TAXES

Income taxes are accounted for under the asset and liability method, whereby deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

The carrying values of accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values due to their short term maturities. The carrying values of the Company's long-term debt

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to the Company.

3         CONCENTRATIONS

The Company maintains cash balances with financial institutions that at times may exceed the limits insured by the Federal Deposit Insurance Corporation. Cash balances in excess of these limits at December 31, 2006 amounted to $311,510.

Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflect the Company's best estimate of the amounts that may not be collected. This estimate is based on reviews of all balances in excess of 90 days from the invoice date. Based on this assessment of current credit worthiness, the Company estimates the portion, if any, of the balance that will not be collected. Management also considers the need for additional general reserves and reviews its valuation allowance on a quarterly basis.

Accounts receivable at December 31, 2006 are approximated as follows:


Accounts receivable                                 $2,329,602
Less: allowance for doubtful accounts                 (159,252)
                                                     ---------
Accounts receivable, net                            $2,170,350
                                                    ===========

4        DEPOSITS

In 2005, the Company deposited $90,000 to satisfy an environmental bond obligation for potential site clean-up of the Lowell location. In accordance with the agreement, the trustee is Bank North and beneficiary is the Massachusetts Department of Environmental Protection.

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

4         DEPOSITS (continued)

Other deposits in the amount $14,297 are for security deposits on property leases and deposits for our permit.

5        GOODWILL AN INTANGIBLE ASSETS

The Company reviews its Goodwill annually at December 31 each year for possible impairment and more frequently if events or changes in circumstances indicate Goodwill might be impaired. The fair value of the Company's reporting units is analyzed using a discounted cash flow valuation approach. The discounted cash flow calculation is made utilizing various assumptions and estimates regarding future revenues and expenses, cash flow and discount rates. The assumptions used are sometimes significantly different than historical results due to the Company's current business initiatives. If the Company fails to achieve results in line with the assumptions used, intangible assets may be impaired. Possible impairment may exist if the fair value computed using the discounted cash flow valuation approach is lower than the carrying amount of the reporting unit (including goodwill). Further analysis would be required if possible impairment exists by comparing the implied fair value of the reporting unit, which is the excess of the fair value of the reporting unit over amounts assigned to the reporting units assets and liabilities, to the carrying amount of goodwill. If the carrying amount of the reporting unit goodwill is greater than the implied fair value, an impairment loss equal to the difference would be recorded and goodwill would be written down. As of December 31, 2006 the Company does not believe any impairment of Goodwill or other intangible assets has occurred.

Intangible assets at December 31, 2006 include the following:

Permits ................   $ 216,500
Accumulated amortization     (38,184)
                           ---------
   Permits, net ........   $ 178,316
                           =========

Amortization of intangible assets was $10,912 and $9,052 for the years ended December 31, 2006 and 2005 respectively. Estimated amortization expense for future years is as follows:

             2007           $ 10,917
             2008             10,917
             2009             10,917
             2010             10,917
             2011             10,917
       Thereafter            123,731
                            --------
       Total                $178,316
                            ========

6        PROPERTY AND EQUIPMENT

Property, plant and equipment consist of the following at December 31, 2006:

Land and building ...........   $   675,000
Furniture and fixtures ......        55,831
Machinery & Equipment .......        27,108
Vehicles ....................       826,319
Computer Equipment ..........        13,687
Leasehold  Improvements .....       145,698
                                -----------
                                $ 1,743,643
Less accumulated depreciation      (511,501)
                                -----------
Net fixed assets ............   $ 1,232,142

7         FINANCING ARRANGEMENTS

The following is a summary of the Company's financing arrangements as of December 31, 2006:

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

7         FINANCING ARRANGEMENTS (continued)

Short-term borrowings

     Vendor composition plans                              $    10,514
                                                           -----------
             Total short-term borrowings                   $    10,514

Current maturities of long-term debt:
     Vehicle loans                                             160,032
Total                                                      ------------
current maturities of long-term debt                       $   160,032


Long-term debt:

     Vehicle loans 265,983 Total long-term debt, net of current maturities $ 265,983 The following chart is presented to assist the reader in analyzing the Company's ability to fulfill its fixed debt service requirements of December 31, 2006 and The Company's ability to meet such obligations:

Year                                                           Amount
2007 $                                                         160,032
2008                                                           112,181
2009                                                            89,099
2010                                                            59,643
2011 and thereafter                                              5,060
                                                             ---------
Total minimum payments due under current
 and long-term obligations                                   $ 426,015
                                                             =========

VEHICLE LOANS

The Company has vehicle loans with varying interest rates from 0% to 11.45%. These loans have maturity dates that range from February 2007 to December 2012. As of December 31, 2006, vehicle notes totaled $426,015 with $160,032 currently due.

8    COMMITMENTS AND CONTINGENCIES


EMPLOYMENT AGREEMENTS

The Company is party an employment agreement with James Green, which agreement calls for an annual base salary of $175,000, and reimbursement of expenses, use of a Company automobile, periodic bonuses, four weeks vacation and participation in any employee benefits provided to all employees of The Company.

OPERATING LEASES

The Company maintains its technical services offices located in Plainville, Connecticut, and its Field Services offices in Sandwich and Milford, Massachusetts. The Plainville lease is year to year currently through June 2007, with annual options through June 2008, payable in the amount of $2,726 per month. The Sandwich lease is a five-year term through June 2008 with a five-year option with a monthly payment of $1,575. The Milford lease is a monthly lease option and a monthly payment in the amount of $2,600. The lease obligations are as follows:

Year                                               Operating Leases
----                                               ----------------
2007                                               $ 34,500
2008                                                 18,900
2009                                                  7,875
                                                   --------
Total minimum lease payments                       $ 61,275

OTHER CONTINGENCIES

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which the Company's operations would be adversely affected are subject to periodic renewal. The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

8    COMMITMENTS AND CONTINGENCIES (continued)

The Company owns property in Lowell, Massachusetts, the location of our RCRA permitted Treatment, Storage and Disposal Facility (TSDF). Per the requirements of the permit associated with the operation of this facility, a third party evaluation is conducted on a yearly basis to evaluate the costs associated with the retirement of this asset. Per the outcome of this evaluation, $90,000 has been placed in a trust with the Massachusetts Department of Environmental Protection listed as beneficiary. The Company has included the $90,000 in this trust as part of deposits in other assets.

Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for environmental impairments is $25,000. Environmental liability insurance is carried with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate with a $5,000,000 umbrella policy.

9        GUARANTEE AGREEMENT

On October 31, 2006, the Company's parent, GS CleanTech Corporation, and GS CleanTech's parent company, GreenShift Corporation, guaranteed the following obligations:

o 14-month Term Note in the principal amount of $6,000,000 issued by NextGen Acquisition, Inc., an affiliate of GreenShift, to Stillwater Asset-Based Fund, LP;

o 3-year Secured Convertible Debenture in the principal amount of $13,000,000 issued by GS AgriFuels Corporation, an affiliate of GreenShift, to Cornell Capital Partners, LP.

GS CleanTech's guaranty was secured by a pledge of its assets and the assets of its subsidiaries which includes the assets of EnviroSafe. The proceeds of the financing transactions were used to fund an acquisition by an affiliate.


10       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a summary of supplemental disclosures of cash flow information:

                                                                         2006       2005
                                                                       --------------------
Cash paid during the year for the following:
     Interest .......................................................   $ 42,028   $ 27,967
     Income Taxes ...................................................       --         --

Supplemental Schedule of Non-Cash Investing and Financing Activities:
     Acquisition of equipment and/or vehicles with long-term debt ...     71,417    287,554


11       RETIREMENT PLAN

The Company maintains a retirement plan pursuant to Section 401(k) of the Internal Revenue Code for its employees. The Company currently does not provide a matching contribution.

12       RELATED PARTY TRANSACTIONS

During the periods ended December 31, 2006 and December 31, 2005, the Company had revenues of $4,000 and $58,943 respectively from related parties. In addition, the Company incurred costs of sales to related parties in the amount of $788,088 for the period ended December 31, 2005.

During the year the Company's parent paid cash for the Company's debt obligations. As of December 31, 2006, the net balance is $585,156. The note is non interest bearing and is due upon demand.

13     INCOME TAXES

The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The components of the provision for income taxes for the years ended December 31 were as follows:

              2006          2005
              ----          ----
Current    $ 153,532    $  19,165
Deferred     (17,539)        --
           =========    =========
  Total    $ 135,993       19,165
           =========    =========

                           ENVIRO-SAFE CORPORATION AND
  ENVIRO-SAFE CORPORATION (NE) (F/K/A JONES ENVIRONMENTAL SERVICES (NE), INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

13             INCOME TAXES (continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax asset and liabilities at December 31, 2006 were as follows:

Deferred tax assets:
   Allowance for doubtful accounts receivable   $54,146
                                                =======

   Total deferred tax asset .................   $54,146
                                                =======

Deferred tax liabilities:

     Equipment and property .................   $33,314

     Intangibles ............................     3,293
                                                -------
Total deferred tax liability ................   $36,607
                                                =======

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

14             SUBSEQUENT EVENTS

On January 1, 2007, GS CleanTech transferred it's ownership of Enviro-Safe Corporation and EnviroSafe Corporation (NE) (f/k/a/ Jones Environmental Services
(NE) Inc.) to GS EnviroServices Inc., a newly formed wholly owned subsidiary of GS CleanTech.

On March 19, 2007, TDS Telemedicine (the "Company") acquired GS EnviroServices, Inc. including 100% of the outstanding capital stock of Enviro-Safe Corporation and 100% of the issued and outstanding capital stock of Enviro-Safe Corporation
(NE) (f/k/a Jones Environmental Services (NE), Inc.) (collectively, "Enviro-Safe"). The Company acquired the shares of Enviro-Safe from GS CleanTech Corporation. In consideration for the shares, the Company issued to the GS CleanTech a total of nineteen million shares of Company common stock. After closing this acquisition, GS CleanTech subsequently assigned five million shares of Company common stock to James F. Green, the chief executive officer of Enviro-Safe and the new president and chief executive officer of the Company, in consideration of his surrender of certain equity interests in GS CleanTech.

On March 19, 2007, Cornell Capital Partners, LP consented to subordinate its security interest in the assets of Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (see Note 9 Guaranty Agreement) in contemplation of Enviro-Safe entering into a credit facility with TD Bank North.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE

None.

CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

Our principal executive officer and principal financial and accounting officer participated in and supervised the evaluation of our disclosure controls and procedures (as defined in Rules 13(a)-15(e) and 15(d)-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are designed to ensure that information required to be disclosed by us in the reports that we file is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer or officers and principal financial officer, to allow timely decisions regarding required disclosure. Veridium's chief executive officer and chief financial officer determined that, as of the end of the period covered by this report, these controls and procedures are adequate and effective in alerting him in a timely manner to material information relating to Veridium required to be included in Veridium's periodic SEC filings.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for the Company's executive officers during the years indicated as relevant. As of December 31, 2006, no executive officer held shares of exercisable options for the Company's Common Stock.

Name and Principal Position                 Annual Compensation              Long-term Compensation        All Other
                                                                                                        Compensation
---------------------------------------------------------------------------------------------------------------------
                                    Year     Salary     Bonus    Other     Securities Underlying
                                                                           Options Granted (shares)
---------------------------------------------------------------------------------------------------------------------
Kevin Kreisler                      2006  $      --    $    --    $    --              --                $      --
Chairman, President  & CEO          2005         --         --         --              --                       --
                                    2004         --         --         --              --                       --

The following table sets forth compensation information for the Company's executive officer during the years indicated as relevant. As of December 31, 2006, no executive officer held shares of exercisable options for the Company's Common Stock.

Name and Principal Position                 Annual Compensation              Long-term Compensation        All Other
                                                                                                        Compensation
---------------------------------------------------------------------------------------------------------------------
                                   Year    Salary      Bonus     Other       Securities Underlying
                                                                            Options Granted (shares)
---------------------------------------------------------------------------------------------------------------------
James Green                         2006    136,735         --         --                --                   --
Former President & CEO              2005    156,923    100,000         --                --                   --
                                    2004    146,537         --         --                --                   --


The Company is party an employment agreement with James Green, which agreement calls for an annual base salary of $175,000, and reimbursement of expenses, use of a Company automobile, periodic bonuses, four weeks vacation and participation in any employee benefits provided to all employees of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such forms received by the Company, the Company believes that during the year ended December 31, 2006, all filing requirements applicable to all officers, directors, and greater than 10% beneficial stockholders were complied with.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The board of directors, in its discretion, has the power on behalf of our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was one of our employees.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

RELATED PARTY TRANSACTIONS


RELATED PARTY TRANSACTION WITH AFFILIATES

During the periods ended December 31, 2006 and December 31, 2006, the company had revenues of $4,000 and $58,942 respectively due from a related party. In addition, the Company incurred costs of sales due to a related party in the amount of $788,088 for the period ended December 31, 2005.

RELATED PARTY TRANSACTIONS WITH JAMES GREEN

Since September 2005 Mr. Green has been President of Enviro-Safe Corporation and Enviro-Safe Corporation (NE), Inc. (f/k/a Jones Environmental Services (NE), Inc.). Mr. Green was compensated for his services as described above.

James Green previously owned 287,500 shares of Series B Preferred Stock of GS CleanTech, which shares were convertible into 12,500,000 shares of GS CleanTech common stock. GS CleanTech and Mr. Green were also party to various agreements relative to certain price- and dilution-protections granted to Mr. Green by GS CleanTech relative to the May 2003 purchase of the stock of Enviro-Safe Corporation (NE), Inc. (f/k/a Jones Environmental Services (NE), Inc.) and EnviroSafe Corporation (collectively, "Enviro-Safe") from Mr. Green and all agreements executed or delivered in connection therewith, the compliance of which agreements was secured by certain liens filed on certain of GS CleanTech's and/or its affiliates' stock and/or assets (the "Lien Interest"). In connection with the sale of Enviro-Safe to the Company, Mr. Green surrendered to GS CleanTech the GS CleanTech Preferred Shares and terminated the Lien Interest, and GS CleanTech assigned to Mr. Green 5,000,000 shares of its common stock holdings in the Company.

CONVERTIBLE DEBENTURES ISSUED TO GREENSHIFT

On December 31, 2006, the Company had a loan balance due to GreenShift in the amount of $585,156. As of January 1, 2007, the balance due to Greenshift was forgiven and credited to Additional Paid in Capital. GreenShift is the majority shareholder of the Company and is controlled by Kevin Kreisler, its chairman and chief executive officer. Mr. Kreisler is also the chairman of the Company.

In May 2005, the Company entered into a Management Services Agreement with GreenShift Corporation under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement was for a term of one year, although the parties continue to function under the terms of the Agreement. The Agreement provides that, in compensation for GreenShift's services, the Company was to issue to GreenShift:

o    3,000,000 shares of common stock;

o    Common stock with a value of $250,000;

o Common stock with a value of $50,000 for each calendar quarter during which GreenShift provides services to the Company;

o Common stock with a value equal to the expenses incurred by GreenShift in providing services to the Company.

At the end of 2005, the Company issued to GreenShift a Convertible Demand Note in the principal amount of $182,147. The Note was issued in satisfaction of $100,000 accrued quarterly fees plus $82,147 in out-of-pocket expenses. The Note bears interest at 5% per annum. The principal and interest under the Note are convertible by GreenShift into Company common stock at a conversion rate equal to the average of the three lowest closing market prices during the thirty days preceding conversion. The Note may not be converted, however, if after the conversion GreenShift would own more than 4.95% of the outstanding stock of the Company. On January 1, 2007, the convertible debenture and accrued interest was converted into a long term note payable due to GreenShift Corporation.

                           TDS TELEMEDICINE INC.
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements of TDS Telemedicine Inc. (the "Company") have been prepared to indicate how the financial statements of the Company might have looked if the Merger with Enviro-Safe Corporation and Enviro-Safe Corporation (NE), Inc. (f/k/a Jones Environmental Services (NE), Inc.) (the "Subsidiaries") and transactions related to that Merger had occurred as of the beginning of the period presented.

The pro forma condensed financial statements have been prepared using the unaudited historical financial statements of the Company and the Subsidiaries as of the year ended December 31, 2006 (audited).

The pro forma condensed financial statements should be read in conjunction with a reading of the historical financial statements of the Company. The pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual financial condition or results of operations had the Merger been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.


                     TDS TELEMEDICINE INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                DECEMBER 31, 2006
                                                       Historical                    Pro Forma
                                             ------------------------------- ----------------------------
                                                   GS              TDS
                                             EnviroServices   Telemedicine   Adjustments Notes  Combined
     --------------------------------------- ---------------- -------------- ----------  ----- ----------
ASSETS
     Current assets
        Cash .............................   $   265,307   $      --                --      $   265,307
        Accounts receivable, net .........     2,170,350          --                --        2,170,350
        Deferred taxes ...................        54,145          --                --           54,145
        Prepaid expenses and other current        60,419          --                --           60,419
        assets
                                             -----------   -----------        -----------    -----------

            Total current assets .........     2,550,221          --                 --        2,550,221

       Property and equipment, net ......     1,232,142           --                 --        1,232,142

        Other Assets:
        Deposits .........................       104,297          --                 --          104,297
        Permits, net .....................       178,316          --                 --          178,316
                                             -----------   -----------        -----------    -----------
        Total other assets ...............     4,292,916          --                 --        4,310,455

            Total assets .................   $ 8,075,279   $      --                 --      $ 8,075,279
                                             ===========   ===========        ===========    ===========

     Current Liabilities:
        Short term borrowings ............        10,514          --                 --           10,514
        Accounts Payable .................     1,595,524          --                 --        1,595,525
        Income tax payable ...............          --           2,250               --            2,250
        Accrued Expenses .................       544,114        21,219               --          565,333
        Current maturities of long term ..       160,032          --                 --          160,032
        debt
                                             -----------   -----------        -----------    -----------

        Total current liabilities ........     2,310,184        23,469               --        2,333,653

        Long term debt, net of current ...       265,983          --                 --          265,983
        maturities
        Deferred taxes ...................        36,607          --                 --           36,607
        Loan due to parent ...............          --         531,749               --          831,749
                                             -----------   -----------        -----------    -----------
        Total liabilities ................     2,612,774       555,218               --        3,467,992

     Stockholders' equity:
        Common Stock, $.001 par value, ...         --            4,000          22,000(a)(b)      26,000
        100,000,000 shares authorized
        23,000 shares issued and
        outstanding
        Additional paid in capital .......     4,595,459     1,028,532         (22,000)(a)(b)  5,601,991
        Retained Earnings ................       867,046    (1,587,749)              --         (720,704)
                                             -----------   -----------        -----------    -----------
        Total stockholders' equity .......     5,462,509      (555,217)              --        4,907,287

TOTAL LIABILITES & .......................   $ 8,075,279   $      --                 --      $ 8,075,279
STOCKHOLDERS EQUITY
                                             ===========   ===========        ===========    ===========

(a)  Issuance  of  19,000,000   shares  of  common  stock  to  GS  CleanTech  in
     consideration for purchase price. (b) Issuance of 3,000,000 shares of common stock to GreenShift Corporation due from services agreement.

                     TDS TELEMEDICINE INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEARS ENDED DECEMBER 31, 2006

                                             GS
                                        EnviroServices TDS Telemedicine   Combined
-------------------------------------- --------------- ----------------- ---------
Revenues ...........................   $ 13,919,839   $          0    $ 13,919,839
Cost of sales ......................     10,265,915              0      10,265,915
                                       ------------   ------------    ------------
      Gross profit .................      3,653,924              0       3,653,924

Selling expense ....................      1,136,593              0       1,136,593
General & administrative expense ...      2,021,658        468,561(a)    2,490,219

      Total selling, general & .....      3,158,251        468,561       3,626,812
      administrative expense
                                       ------------   ------------    ------------

Operating profit ...................        495,673       (468,561)         27,112

Other income and expense ...........         28,637              0          28,637
Interest expense ...................         42,028         23,690          65,718
                                       ------------   ------------    ------------
      Total other income and expense         70,665         23,690          94,355

      Earnings before tax ..........        425,008       (492,251)        (67,243)
      Provision for tax ............        135,993            750         136,743
                                       ------------   ------------    ------------
      Net income ...................   $    289,015   $   (493,001)   $   (203,986)
                                       ============   ============    ============

(a)  General   and   administrative   expenses   presented   are   non-recurring
     organizational costs.